Exhibit 10.2

[Hercules Letterhead]

Cash Retention Bonus Award Agreement

The undersigned (i) acknowledges receipt of an award (the “Award”) of a cash retention bonus opportunity (the “Cash Retention Bonus”) from Hercules Capital, Inc. (the “Company”), subject to the terms set forth below; and (ii) agrees with the Company as follows:

1.	Effective Date. This Agreement shall take effect as of May 2, 2018, which is the date of grant of the Award (the “Grant Date”).
2.

Cash Retention Bonus.  Subject to the terms and provisions of the Award, the undersigned has been granted the right to receive a cash payment following the end of the Performance Period (as defined below), with the payment to be equal to $[●] at Threshold Performance, $[●] at Target Performance and $[●] at Maximum Performance, as the case may be, in respect of and for the four-year performance period beginning on the Grant Date and ending on the fourth anniversary of the Grant Date (the “Performance Period”).  Threshold Performance, Target Performance and Maximum Performance are set forth in Section 6 below.  Subject to earlier vesting pursuant to Section 6 below, the Award shall cliff-vest on the fourth anniversary of the Grant Date.

3.

Payment of Award.  Except as otherwise provided in this Agreement, subject to the undersigned’s Continuous Service with the Company or an affiliate, the Company will pay to the undersigned a cash payment determined pursuant to Section 6 below by reference to the Relative TSR Percentile Rank (as defined in Section 6).  Such cash payment shall be made on the Payment Date (as defined in Section 8 below).  Notwithstanding the foregoing, unless otherwise determined by the Compensation Committee (as defined below), a Cash Retention Bonus shall only be payable if (i) the undersigned is in good standing and not subject to or under any form of written performance improvement plan or written “PIP” on the Payment Date and (ii) if the undersigned is a member of any of the Company’s origination teams, the undersigned has achieved, on average, at least 90% of his or her annual origination goals during the Performance Period.

For purposes of this Agreement, “Continuous Service” means the undersigned’s uninterrupted service with the Company or an affiliate.

4.	Nontransferability of Award. This Award shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of.
5.

Forfeiture Risk.  If the undersigned ceases to be an employee of the Company and its affiliates for any reason, other than as provided in Section 6 below, the Award shall be automatically and immediately forfeited with no compensation due to the undersigned.

6.

Amount of Cash Retention Bonus Payable.  The amount of the Cash Retention Bonus that vests and becomes payable shall be determined, subject to the terms of this Agreement, in accordance with the provisions of this Section 6 as follows:

The amount of the Cash Retention Bonus shall be determined based on the Company’s relative total shareholder return (“TSR”) over the Performance Period compared to the

Peer Group (as defined below) (the “Relative TSR Percentile Rank”).  TSR is calculated by dividing (i) the 20 trading-day volume weighted average share price of the Company’s (or a member of the Peer Group’s, as applicable) common stock at the end of the Performance Period (with such 20 trading-day period to end on the last day of the Performance Period or, if the last day of the Performance Period is not a trading day, on the last trading day of the Performance Period), plus cumulative dividends declared and paid during such Performance Period, if any (with any such dividends deemed to have been reinvested on a compounded basis in shares of the Company’s (or a member of the Peer Group’s, as applicable) common stock on the dividend settlement date) by (ii) the closing share price of the Company’s (or a member of the Peer Group’s, as applicable) common stock on the Grant Date.  Dividends deemed reinvested shall be deemed to constitute outstanding shares for purposes of subsequent dividends declared and paid by the Company (or a member of the Peer Group, as applicable).

Relative TSR Percentile Rank	Cash Retention Bonus Payable
90% or greater (“Maximum Performance”)	$[●] [200% of amount payable for Target Performance]
50% (“Target Performance”)	$[●] [100% of amount payable for Target Performance]
25% (“Threshold Performance”)	$[●] [50% of amount payable for Target Performance]
Less than 25%	0

No Cash Retention Bonus will vest or be payable if the Company’s Relative TSR Percentile Rank is not at or above the 25th percentile level of the Peer Group.  A Cash Retention Bonus in the amount of $[●] will vest and be payable if the Company’s Relative TSR Percentile Rank is at the 25th percentile level of the Peer Group.  A Cash Retention Bonus in the amount of $[●] will vest and be payable if the Company’s Relative TSR Percentile Rank is at the 50th percentile level of the Peer Group.  A Cash Retention Bonus in the amount of $[●] will vest and be payable if the Company’s Relative TSR Percentile Rank is at the 90th percentile level of the Peer Group.  If the Company’s Relative TSR Percentile Rank is between the 25th percentile and the 50th percentile, or between the 50th percentile and the 90th percentile, of the Peer Group, the amount of the Cash Retention Bonus that will vest and be payable will be determined by linear interpolation between the foregoing metrics.

Following the completion of the Performance Period, or in respect of any earlier Vesting Date (as defined below), the compensation committee of the Company’s board of directors (such committee, the “Compensation Committee” and such board, the “Board”) shall review and certify in writing the Relative TSR Percentile Rank and calculate and certify in writing the amount of the Cash Retention Bonus that shall vest and be payable to the undersigned based on the level of vesting and achievement of the Relative TSR Percentile Rank.

For purposes of this Agreement, “Peer Group” means the public business development companies listed on Schedule A.  Any such business development company that is acquired during the Performance Period shall be eliminated from the Peer Group.  Any such business development company that files for bankruptcy under federal law during the Performance Period shall be deemed to have a final TSR of -100%.  Any new business development company that emerges because of an initial public offering or spin-off shall not be added to the Peer Group.

For purposes of and subject to this Agreement, “Vesting Date” shall mean the earliest to occur of (1) the last day of the Performance Period, (2) the death or disability (as defined in Treasury Regulation Section 1.409A-3(i)(4)(i)(A)) of the undersigned or (3) the consummation of a Covered Transaction.

Notwithstanding the foregoing, the undersigned shall not vest in the right to receive payment of the Cash Retention Bonus on any Vesting Date or otherwise if the undersigned terminates Continuous Service prior to such Vesting Date or if the Company's Relative TSR Percentile Rank is below the 25th percentile level of the Peer Group; provided, however, that (i) upon the death or disability (as defined in Treasury Regulation Section 1.409A-3(i)(4)(i)(A)) of the undersigned, the undersigned shall vest in full in the right to receive payment of the Cash Retention Bonus, and the amount payable shall be the greater of (a) the amount payable determined as of the date of such death or disability, assuming that a Relative TSR Percentile Rank of 50% was achieved during the entire Performance Period and (b) the amount payable determined as of the date of such death or disability based on the actual Relative TSR Percentile Rank as of the date of such death or disability, (ii) upon a termination of Continuous Service by the Company without Cause (as defined below) prior to a Covered Transaction, the undersigned shall vest in full in the right to receive payment of a pro-rata portion of the Cash Retention Bonus (pro-rated on a monthly basis to account for service between the Grant Date and the date of termination of Continuation Service) and the amount payable shall be determined based on the actual Relative TSR Percentile Rank during the entire Performance Period (for the avoidance of doubt, payment of the vested portion of the Cash Retention Bonus shall occur following the completion of the Performance Period, as provided below in, and in accordance with, Section 8); provided however, that notwithstanding the foregoing, no Cash Retention Bonus shall be payable to the undersigned following a termination of Continuous Service without Cause if, prior to the Payment Date (as defined in Section 8), the Board determines that grounds to terminate the undersigned’s Continuous Service for Cause existed at the time of such termination of Continuous Service, and (iii) upon the consummation of a Covered Transaction, the undersigned shall vest in full in the right to receive the Cash Retention Bonus with the amount payable to be based on the actual Relative TSR Percentile Rank as of the date of such Covered Transaction.  In respect of (iii), total shareholder return shall be calculated (x) for the Company, along with cumulative compounded reinvested dividends, by using (1), in the case of a stock sale or merger, the value per Share received or to be received in any delayed payment structure, earnout or similar arrangement by the Company’s stockholders in such Covered Transaction, (2) in the case of an asset sale, the value per Share received or to be received in any delayed payment structure, earnout or similar arrangement by the Company’s stockholders in such Covered Transaction adjusted upward to reflect a sale of 100% of the Company’s assets (as determined by the Compensation Committee in its sole discretion), (3) in the case of a majority board shift, the closing per share price on the date of such Covered Transaction and (4) in the case of a Covered Transaction pursuant to prong (v) of the definition below or any other Covered Transaction not described in (1) – (3), the closing price or other value per Share on the date of such Covered Transaction and all other value received or to be received in any delayed payment structure, earnout or similar arrangement by the Company’s stockholders in such Covered Transaction, in each case as determined by the Compensation Committee in its discretion and (y) for each member of the Peer Group, by calculating such Peer Group member’s actual TSR during the period between the Grant Date and the date of such Covered Transaction. The provisions of any employment, retention or separation agreement between the undersigned and the Company shall not apply to this Award, notwithstanding anything to the contrary in any other agreement between the undersigned and the Company.

For purposes of the Award, “Cause” means (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) failing to adhere to the lawful written directions of superiors or the Board or to the materially significant written policies and practices of the Company or its affiliates (in each case, with circumstances giving rise to “Cause” to exist only following (x) a written warning from the Board or the undersigned’s direct supervisor, delivered to the undersigned following the Board or the undersigned’s direct supervisor becoming aware of such conduct and (ii) the undersigned failing to cure such conduct within forty-five (45) days following the delivery of such written warning); (iii) the commission and conviction of a felony or a crime involving any of the following: material moral turpitude, material dishonesty, material breach of trust or unethical business conduct; or the commission and conviction of a material crime involving the Company or its affiliates; (iv) conviction of material fraud, misappropriation or embezzlement; (v) a material breach of the undersigned’s employment agreement (if any) with the Company or its affiliates; (vi) acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to the undersigned; (vii) any illegal act detrimental to the Company or its affiliates; or (viii) repeated failure to devote substantially all of the undersigned’s business time and efforts to the Company.

For purposes of the Award, “Covered Transaction” means any of (i) a consolidation, merger, stock sale, reverse merger or similar transaction or series of related transactions which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, (iii) a dissolution or liquidation of the Company, (iv) following such time as the Company has a class of equity securities listed on a national securities exchange or quoted on an inter-dealer quotation system, a change in the membership of the Board for any reason such that the individuals who, as of the Grant Date, constitute the Board (the “Continuing Directors”) cease for any reason to constitute at least a majority of the Board (a “Board Change”); provided, however, that any individual becoming a director after the Grant Date whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the Continuing Directors will be considered as though such individual were a Continuing Director, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended) or other actual or threatened solicitation of proxies or consents by or on behalf of any person or entity other than the Board or (v) a change in the management structure of the Company from an internally managed business development company to an externally managed business development company pursuant to which the Company enters into an investment advisory agreement with a third-party advisor. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Board), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

7.

Rights as a Creditor.  The Award represents an unfunded and unsecured promise on behalf of the Company.  The right of any Participant to receive settlement of the Award from the Company shall be no greater than the right of any general unsecured creditor of the Company or any affiliate.

8.

Cash Payment.  Upon the earliest to occur of:  (i) the undersigned’s death or disability (as defined in Treasury Regulation Section 1.409A-3(i)(4)(i)(A)) or (ii) the consummation of a Covered Transaction (provided that such Covered Transaction constitutes a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case within the meaning of Code Section 409A and the regulations promulgated thereunder), or (iii) the completion of the Performance Period, the vested portion of such Award, if any, shall be paid in cash following the date of such death, disability, Covered Transaction, or the completion of the Performance Period, subject to the undersigned executing a restrictive covenant agreement (containing nonsolicitation, nondisparagement and nondisclosure provisions) which includes a general release of claims in favor of the Company (such agreement, the “Release”) within sixty (60) days following the date of such death, disability, Covered Transaction or the completion of the Performance Period, with payment to be made within five (5) business days after the date the Release becomes non-revocable; provided, however, that if such sixty (60) day period spans two calendar years, payment shall be made in the second calendar year, regardless of when the Release becomes non-revocable (the date on which such payment is made, the “Payment Date”); provided, further, that if the undersigned is terminated for Cause prior to the Payment Date, the entire Award shall be immediately forfeited with no compensation due to the undersigned (including, without limitation, if at any time following the undersigned’s termination of Continuous Service and prior to the Payment Date, the Board determines that grounds to terminate the undersigned’s Continuous Service for Cause existed at the time of such termination).  For the avoidance of doubt, if the Release does not become non-revocable within sixty (60) days following the date of such death, disability, Covered Transaction or the completion of the Performance Period, no Cash Retention Bonus shall be payable.

9.

Code Section 409A.  This Award is intended either to qualify for an exemption from Code Section 409A or to comply with the requirements thereof, and shall be construed accordingly.  Notwithstanding anything in the Award to the contrary, any settlement, payments or benefits due under the Award that constitute non-exempt “deferred compensation” (as defined in Code Section 409A) that are otherwise payable by reason of a termination of Continuous Service will not be settled, paid or provided until the undersigned has undergone a “separation from service” (as defined in Code Section 409A) and if a settlement, payment or benefit provided for in the Award would be subject to additional tax under Code Section 409A if settled, paid or provided within six (6) months after the undersigned’s separation from service, then such settlement, payment or benefit shall not be settled, paid or provided during the six-month period immediately following the undersigned’s separation from service except as provided in the immediately following sentence.  In such an event, any settlement, payment or benefits that otherwise would have been made or provided during such six-month period and that would have incurred such additional tax under Code Section 409A shall instead be settled, paid or provided in a lump sum payment on the first day following the termination of such six-month period or, if earlier, within ten days following the date of the undersigned’s death.  The undersigned’s right to receive any installment payments under the Award shall be treated as a right to receive a series of separate payments and accordingly, each such installment shall at all times be considered a separate and distinct payment as permitted under Code Section 409A.  None of the Company, its affiliates or their respective directors, officers, employees or advisors will be held liable for any taxes, interest or other amounts owed by the undersigned as a result of the application of Code Section 409A or otherwise.

10.

Certain Tax Matters.  The undersigned expressly acknowledges the payment of the Cash Retention Bonus earned hereunder may give rise to "wages" subject to withholding.  The undersigned expressly acknowledges and agrees that the rights hereunder are subject to the Company withholding from all amounts payable to the undersigned pursuant to this Award all taxes required to be withheld in connection with the payment of the Award.

11.

Additional Restrictions; Amendments; No Right to Continuous Service.  The Company shall not be obligated to pay any amounts under the Award if such action violates any provision of any law or regulation of any governmental authority or national securities exchange and which violation would have material adverse consequences to the Company; provided, however, that if paying amounts under the Award would violate any provision of any law or regulation of any governmental authority or national securities exchange and result in such material adverse consequences to the Company, the Company shall make an alternative payment to the undersigned having substantially similar economic value within sixty (60) days of the date payment would otherwise be made under this Award.  The Company may amend the terms of this Award to the extent it deems appropriate to carry out the terms of this Award, but no such amendment shall materially or adversely affect the undersigned without the undersigned’s written consent.  The construction and interpretation of any provision of this Award shall be final and conclusive when made by the Board or the Compensation Committee.  Nothing in this Award shall confer on the undersigned the right, express or implied, to continued Continuous Service or interfere in any way with the absolute right of the Company or its affiliates to terminate the undersigned’s Continuous Service at any time.

12.

Cooperation Following Termination of Continuous Service.  The undersigned agrees to cooperate with the Company and its affiliates following the termination of the undersigned’s Continuous Service for any reason by making himself/herself reasonably available to testify on behalf of the Company and its affiliates in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and to assist the Company and its affiliates in any such action, suit or proceeding by providing information and meeting and consulting with the Company’s and its affiliates’ representatives or counsel as requested; provided, however, that such cooperation or participation does not materially interfere with the undersigned’s then current professional activities.  The Company agrees to (i) reimburse the undersigned, on an after-tax basis, for all reasonable expenses actually incurred and (ii) pay to the undersigned, for each day on which the undersigned provides testimony or assistance, cash in an amount calculated by dividing the undersigned’s base salary immediately prior to the termination of the undersigned’s Continuous Service by 365.
13.	Governing Law. This Agreement shall be governed by the laws of the state of Maryland.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

HERCULES CAPITAL, INC.

By_______________________________

Manuel Henriquez

Chief Executive Officer

Dated:  __________________

The foregoing Cash Retention Bonus
Award Agreement is hereby agreed to and accepted:

By_______________________________

      [Signature of Grantee]

_______________________________

Print Name

Schedule A

Peer Group Members

•Alcentra Capital Corporation	•Monroe Capital Corporation
•Apollo Investment Corporation	•MVC Capital, Inc.
•Ares Capital Corporation	•New Mountain Finance Corporation
•BlackRock Capital Investment Corporation	•Newtek Business Services Corp.
•Capital Southwest Corporation	•Oaktree Specialty Lending Corporation
•Capitala Finance Corp.	•OFS Capital Corporation
•Fidus Investment Corporation	•PennantPark Investment Corporation
•FS Investment Corporation	•Prospect Capital Corporation
•Garrison Capital Inc.	•Saratoga Investment Corp.
•Gladstone Capital Corporation	•Solar Capital Ltd.
•Gladstone Investment Corporation	•Stellus Capital Investment Corp.
•Goldman Sachs BDC, Inc.	•TCP Capital Corp.
•Golub Capital BDC, Inc.	•THL Credit, Inc.
•Harvest Capital Credit Corporation	•TICC Capital Corp.
•Horizon Technology Finance Corporation	•TPG Specialty Lending, Inc.
•KCAP Financial, Inc.	•Triangle Capital Corporation
•Main Street Capital Corporation	•TriplePoint Venture Growth BDC Corp.
•Medley Capital Corporation	•WhiteHorse Finance, Inc.